Exhibit 99.1

July 9, 2020

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company is pleased to share with you the bank’s 2020 second quarter results.  The assets of your company, as of June 30, 2020, were $3.16 billion, representing an increase of $369.4 million, or 13.22%, since December 31, 2019, and an increase of $456.6 million since June 30, 2019. Our growth in assets for the quarter was partially attributable to loans we originated under the Paycheck Protection Program (PPP).  Our net income for the first six months of the year was $18.06 million, up $252,000, or 1.42%, from the first six months of 2019.  Earnings per diluted share for the first six months of 2020 were $1.66, compared to $1.66 for the first six months of 2019.  We are excited and encouraged that we have been able to increase earnings over the comparable period in 2019 despite the obvious challenges in our industry and world as a whole.  As a result of record volume in our Mortgage Division, fee income related to the PPP loans we originated, and continued improvements to our operating efficiency, we have been able to add to our reserves while maintaining profitability. Building our loan loss reserve to protect your bank against potential losses related to COVID-19, and other economic challenges, was top of mind in the second quarter.

The Board of Directors has declared a $.60 per share cash dividend to shareholders of record as of July 1, 2020 that will be payable on July 22, 2020.  The latest price at which the Company’s common stock has been traded was $56.75 per share.

During these unusual times, we have chosen to take advantage of the lessons learned as a result of both the tornado and the pandemic. Most of our focus has been around accelerating digital offerings, communicating consistently on all levels, and adding value for customers, employees and shareholders.  We have also been focused on evaluating how and where we work.

I am proud of what our team has accomplished in the past few months.  Our PPP team has closed over 1,460 loans and funded in excess of $84 million to our customers.  We estimate this has helped keep 11,245 people on the payrolls of the small businesses in our communities.  Our drive-thrus were transformed into the go-to spot to complete transactions of all types in April.  Although our lobbies are open again, our drive-thru volume remains elevated and we expect that to continue for some time. Similarly, we’ve seen an increase in our customers taking advantage of our convenient online banking offerings and other contactless offerings like remote deposit and mobile deposit. Our Mortgage Division just set a record for the first six months of the year by closing 420 loans totaling over $106 million through June 30.  Throughout the bank, our associates have worked tirelessly to find new and different ways to take care of our customers and achieve great results in the process.  With that being said, we still have plenty of room for improvement.  Our management team has pledged not to forget the lessons we have learned through our experiences and use them to propel us forward.

We remain thankful for your ongoing support as we navigate unprecedented events in our world, our country, and our communities.  It has been very different and quite uncomfortable not being out and about in our communities, hosting and serving in different capacities, visiting customers, and attending fundraisers.  We are optimistic that the promise and hope of better days ahead will ring true in the near future.

We are grateful for the solid foundation on which your bank was established – a foundation built largely on treating others with respect and kindness.  Recently our nation and the action of our people have shed light on biases that continue to separate us as a society – a much different type of crisis that is inward-facing for many of us, but one that also requires attention so progress can take place. As a company, we remain committed to our mission established in 1987:

The mission of Wilson Bank Holding Company is to maximize sustainable earnings while being a responsible business that renders high-quality service to customers through the efforts of fairly treated employees.  We will offer banking services to meet the needs of the communities we serve while assuring equal access to credit for everyone.

Please continue to pray for the health and safety of our shareholders, customers, and employees, as well as the need to bring unity and prosperity to our country.  God Bless America!

Sincerely,

John C. McDearman, III	Tony Patton
President/CEO	Chairman
Wilson Bank Holding Co.	Wilson Bank Holding Co.